Sunoco LP

8111 Westchester Drive, Suite 400

Dallas, Texas 75225

October 7, 2019

Via EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E., Mail Stop 4628

Washington, D.C. 20549-4628

Re:	Sunoco LP
Registration Statement on Form S-3
File No. 333-233409

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, Sunoco LP, a Delaware limited partnership (the “Partnership”), hereby requests acceleration of the effective time of the above-referenced Registration Statement on Form S-3 (File No. 333-233409) to 4:00 p.m., Eastern Time, on October 10, 2019 or as soon as practicable thereafter.

If you have any questions, please call Philip Haines of Hunton Andrews Kurth LLP at (713) 220-4329.

Very truly yours, SUNOCO LP

By:	Sunoco GP LLC its general partner

By:	/s/ Pamela Taylor
Pamela Taylor
Secretary

cc:	Thomas R. Miller, Sunoco LP

Camilla A. Harris, Sunoco LP

Philip Haines, Hunton Andrews Kurth LLP

Jordan Hirsch, Hunton Andrews Kurth LLP